Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139817-11

Supplement to Prospectus Supplement dated May 7, 2007
(To Prospectus Dated February 13, 2007)

$1,143,744,300
(Approximate)

Mortgage Pass-Through Certificates, Series 2007-OA1

GSR Mortgage Loan Trust 2007-OA1
Issuing Entity

GS Mortgage Securities Corp.
Depositor

Goldman Sachs Mortgage Company
Sponsor

Wells Fargo Bank, N.A.
Master Servicer and Securities Administrator

Deutsche Bank National Trust Company
Trustee

Avelo Mortgage, L.L.C.
Countrywide Home Loans Servicing LP
Aurora Loan Services LLC*
Servicers

This is a supplement (the “Supplement”) to the prospectus supplement dated May 7, 2007 (the “Prospectus Supplement”) to the prospectus dated February 13, 2007 relating to the GSR Mortgage Loan Trust 2007-OA1 Mortgage Pass-Through Certificates, Series 2007-OA1.  This Supplement supersedes in its entirety the supplement to the Prospectus Supplement dated May 20, 2008.

•
In the table appearing on the cover of the Prospectus Supplement the lines relating to the Class M-3 Certificates, Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates and Class M-7 Certificates are revised by adding footnotes (22) and (23) as follows

Class	Approximate Initial Class Principal Balance	Approximate Initial Annual Certificate Interest Rate	Type	S&P Rating(19)	Moody’s Rating(19)	Rated Final Distribution Date(21)
M-3	$ 6,341,000	Floating(11)	Subordinate	AA-(22)	Aa1	May 2037
M-4	$ 6,918,000	Floating(12)	Subordinate	A+(23)	Aa2	May 2037
M-5	$ 9,224,000	Floating(13)	Subordinate	A-(23)	Aa3	May 2037
M-6	$ 4,612,000	Floating(14)	Subordinate	BBB+(23)	A1	May 2037
M-7	$ 8,070,000	Floating(15)	Subordinate	BBB-(23)	A3	May 2037

_______________________
*
Aurora Loan Services LLC is the successor servicer with respect to the mortgage loans initially serviced by Residential Funding Company, LLC.  See “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Funding Company, LLC and Certain of its Affiliates” below.

(continued on following pages)

Goldman, Sachs & Co.
The date of this Supplement is May 28, 2008

(22)	The ratings on the Class M-3 Certificates are on review for possible future downgrade as described in “Risk Factors—The Ratings on Certain Classes of Certificates Have Been Downgraded” below.
(23)
The ratings on the Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates and Class M-7 Certificates, have been downgraded and are also on review for further possible downgrade as described in “Risk Factors—The Ratings on Certain Classes of Certificates Have Been Downgraded” below.

•
The Risk Factor entitled “Recent Developments in the Residential Mortgage Market May Adversely Affect the Yields of the Offered Certificates” on page S-43 of the Prospectus Supplement is deleted in its entirety and replaced with the following, and all references in the Prospectus Supplement to the Risk Factor entitled “Recent Developments in the Residential Mortgage Market May Adversely Affect the Yields of the Offered Certificates” shall be deemed to be references to the Risk Factor entitled “Recently, the Residential Mortgage Loan Market has Experienced Increasing Levels of Delinquencies, Defaults and Losses”:

Recently, the Residential Mortgage Loan Market has Experienced Increasing Levels of Delinquencies, Defaults and Losses
Recently, the residential mortgage loan market has experienced increasing levels of delinquencies, defaults and losses, and we cannot assure you that this will not continue.  In addition, in recent months housing prices and appraisal values in many states have declined or stopped appreciating, after extended periods of significant appreciation.  A continued decline or an extended flattening of those values may result in additional increases in delinquencies, defaults and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

In recent months, in response to increased delinquencies and losses with respect to mortgage loans, many mortgage loan originators have implemented more conservative underwriting criteria for loans, particularly in the subprime, Alt-A and other nonprime sectors. This may result in reduced availability of financing alternatives for mortgagors seeking to refinance their mortgage loans. The reduced availability of refinancing options for a mortgagor may result in higher rates of delinquencies, defaults and losses on the mortgage loans, particularly mortgagors with adjustable rate mortgage loans or in the case of interest only mortgage loans that experience significant increases in their monthly payments following the adjustment date or the end of the interest only period, respectively.

The increased levels of delinquencies and defaults, as well as a deterioration in general real estate market conditions, have also resulted generally in

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loan originators being required to repurchase an increasingly greater number of mortgages loans pursuant to early payment default and representation and warranty provisions in their loan sale agreements.  This has led to deterioration in the financial performance of many subprime, Alt-A and other nonprime loan originators.  In some other cases, such deterioration has caused certain loan originators to cease operations.

For recent developments regarding Countrywide Home Loans, Inc., one of the originators, and its affiliates, see “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Countrywide” below.

For recent developments regarding Residential Funding Company, LLC, one of the originators and its affiliates, see “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Funding Company, LLC and Certain of Its Affiliates” and “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Capital, LLC” below.

Any such deterioration could adversely affect the ability of a loan originator to repurchase or substitute for mortgage loans as to which a material breach of representation or warranty exists or to service mortgage loans.  The inability of an originator to repurchase or substitute for defective mortgage loans would likely cause the related mortgage loans to experience higher rates of delinquencies, defaults and losses.  As a result, shortfalls in the distributions due on the offered certificates could occur.  Even in cases where a loan originator has the economic ability to repurchase loans, the increasing volume of repurchase claims has resulted in longer periods between when a repurchase claim is presented and when it is resolved, and a greater proportion of claims being refused or contested by originators.

The mortgage loans held by the issuing entity do not include subprime mortgage loans; however, many originators that underwrite prime or Alt-A mortgage loans also underwrite subprime mortgage loans and consequently have exposure to the subprime mortgage market.  In addition, some sources have reported that default rates on

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Alt-A and other subprime mortgage loans have recently increased above the rates experienced on subprime mortgage loans.

In response to the deterioration in the performance of subprime, Alt-A and other nonprime mortgage loans, the rating agencies have taken action with respect to a number of subprime and Alt-A mortgage securitizations. There can be no assurance that the rating agencies will not take additional action with respect to subprime, Alt-A and other nonprime securitizations in response to either the deteriorating delinquency, default and loss rates on subprime, Alt-A and other nonprime mortgage loans or the perception that such deterioration may occur in the future.

A number of state regulatory authorities have recently taken action against certain loan originators and servicers for alleged violations of state laws. Certain of those actions prohibit those servicers from pursuing foreclosure actions, and in the future one or more additional states could seek similar limitations on the ability of mortgage loan servicers, to take actions (such as pursuing foreclosures) that may be essential to service and  preserve the value of the mortgage loans on behalf of the issuing entity. Any such limitations that applied to a servicer of the mortgage loans could adversely affect the issuing entity's ability to realize on the mortgage loans. See “Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in the prospectus.

Additionally, proposed federal legislation would, if enacted, permit borrowers in bankruptcy to restructure mortgage loans secured by their primary residences. Bankruptcy courts could, if this legislation is enacted, reduce the amount of the principal balance of a mortgage loan that is secured by a lien on the mortgaged property, reduce the mortgage interest rate, extend the term to maturity or otherwise modify the terms of a bankrupt borrower’s mortgage loan.

You should consider the risk that the general market conditions discussed above may affect the performance of the mortgage loans backing your certificates and may adversely affect the yield on your certificates.

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•	The Risk Factor entitled “Geographical Concentration May Increase Risk of Loss” on page S-45 of the Prospectus Supplement is amended by adding the following at the end thereof:

Further, the concentration of the mortgage loans in one or more states will have a disproportionate effect on certificateholders if the regulatory authorities in any those states take actions against any original loan seller or servicer that impairs the issuing entity’s ability to realize on those mortgage loans.  See “Risk Factors—Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in the prospectus.

•	The Risk Factor entitled “Delinquencies Due to Servicing Transfer” on page S-47 of the Prospectus Supplement is deleted in its entirety and replaced with the following:

The Transfer of Servicing May Result in Higher Delinquencies and Defaults Which May Adversely Affect the Yield on Your Certificates
It is possible that servicing of mortgage loans may be transferred in the future to servicers other than the initial primary servicers in accordance with the provisions of the master servicing and trust agreement and the related sale and servicing agreements because, with respect to mortgage loans acquired through Goldman Sachs Mortgage Company's mortgage conduit program, the party that owns the related servicing rights (which is currently Goldman Sachs Mortgage Company) elects to effect such a transfer.  Additionally, with respect to all of the mortgage loans, servicing may be transferred to servicers other than the initial primary servicers as a result of a servicer’s termination due to an inability to adequately service associated with such servicer’s recent financial difficulties or due to the occurrence of unremedied events of default in a servicer’s performance under the related sale and servicing agreement.

All transfers of servicing involve some risk of disruption in collections due to data input errors, misapplied or misdirected payments, inadequate borrower notification, system incompatibilities and other reasons.  As a result, the affected mortgage loans may experience increased delinquencies and defaults, at least for a period of time, until all of the borrowers are informed of the transfer and the related servicing mortgage files and records and all the other relevant data has been obtained by the successor servicer.  There can be no assurance as to the extent or duration of any disruptions associated with a transfer of servicing or as to the resulting effects on the yield on performance on your certificates.  In addition, servicing transfers may result in a longer or shorter prepayment period immediately following the date of the transfer if the successor servicer has a different prepayment period, which may affect the yield on the your certificates.

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The subservicing of the mortgage loans initially serviced by Homecomings Financial, LLC was transferred to GMAC Mortgage, LLC (“GMACM”) on September 24, 2007 as described in “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Funding Company, LLC and Certain of its Affiliates” below.

On April 1, 2008, the primary servicing function for all of the Mortgage Loans previously serviced by GMACM (the “GMACM Loans”), as subservicer for Residential Funding Company, LLC (“RFC”), were transferred by RFC to Aurora Loan Services LLC in accordance with the provisions of the applicable Servicing Agreement and GMAC Mortgage, LLC  has ceased subservicing the GMACM Loans.  Aurora Loan Services LLC is servicing the GMACM Loans in accordance with the servicing provisions set forth in the related Servicing Agreement.

For recent developments regarding Countrywide Home Loans, LP, one of the sercivers, and its affiliates, see “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Countrywide” below.

For recent developments regarding Residential Funding Company, LLC, one of the originators and its affiliates, see “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Funding Company, LLC and Certain of Its Affiliates” and “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Capital, LLC” below.

•	The following Risk Factor is added after the Risk Factor entitled “The Ratings on Your Certificates Could Be Reduced or Withdrawn” on page S-46 of the Prospectus Supplement:

The Ratings on Certain Classes of Certificates Have Been Downgraded
Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“S&P”), has downgraded the ratings on certain classes of the Certificates as follows:  (i) the Class M-4 Certificates have been downgraded from “A+” to “A”, (ii) the Class M-5 Certificates have been downgraded from “A-” to “BBB”, (iii) the Class M-6

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Certificates have been downgraded from “BBB+” to “BBB-” and (iv) the Class M-7 Certificates have been downgraded from “BBB-” to “BB”.  The Class M-4 Certificates, Class M-5 Certificates, Class M-6 Certificates and Class M-7 Certificates are also on review for further possible downgrade by S&P.  In addition, S&P has placed its rating of “AA-” on the Class M-3 Certificates on review for possible future downgrade.

There can be no assurance that these classes will not be downgraded further or that other classes of certificates will not be downgraded in the future.

•	The following Risk Factors are added to the Prospectus Supplement:

Goldman Sachs Mortgage Company and its Affiliates May Have Conflicts of Interest
Recent developments in the residential mortgage market have led to a deterioration in the financial performance of many subprime, Alt-A and other nonprime loan originators.  Due to these developments affecting these loan originators, certain conflicts of interest may exist or may arise as a result of transactions or relationships that Goldman Sachs Mortgage Company and its affiliates may have or may enter into in the future with one or more of the originators and servicers.  In taking any actions or engaging in other transactions with those originators, Goldman Sachs Mortgage Company and its affiliates are not required to take into account the effect of such actions or transactions on the issuer or the certificateholders.  Among other things, Goldman Sachs Mortgage Company and its affiliates may purchase, as principal, mortgage loans originated or sold by such originators that are not included in the issuer, and may seek to enforce against such originators any remedies they may have if an early payment default or breach of representation and warranty occurs with respect to such other mortgage loans.  Goldman Sachs Mortgage Company or its affiliates may provide secured or unsecured financing to one or more originators, and may seek to enforce remedies against such originators if an event of default occurs in respect of that financing.  Goldman Sachs Mortgage Company and its affiliates will not have any obligation to account to the issuer for any amounts they collect in respect of any loans, financing or other transactions they may have with any originator, and Goldman Sachs Mortgage Company and its affiliates will have no obligation to

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pursue any claims against such originators on behalf of the issuer or with respect to mortgage loans included in the trust fund.
The Loan Seller May Not Be Able to Repurchase Defective Mortgage Loans
Each of the loan sellers has made various representations and warranties related to the mortgage loans sold by it.  Those representations are summarized in “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans” in this prospectus supplement.

If any of the loan sellers fails to cure a material breach of its representations and warranties with respect to any related mortgage loan in a timely manner, then such loan sellers would be required to repurchase the defective mortgage loan.  The inability of a loan seller to repurchase defective mortgage loans would likely cause the related mortgage loans to experience higher rates of delinquencies, defaults and losses.  As a result, shortfalls in the distributions due on the offered certificates could occur.

For recent developments regarding Countrywide Home Loans, Inc., one of the loan sellers, and its affiliates, see “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Countrywide” below.

For recent developments regarding Residential Funding Company, LLC, one of the loan sellers, and its affiliates, see “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Funding Company, LLC and Certain of Its Affiliates” and “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans—Recent Developments in Respect of Residential Capital, LLC” below.

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•
Notwithstanding anything to the contrary in the accompanying Prospectus Supplement, as previously supplemented, the following section is added following “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans”:

Recent Developments in Respect of Residential Funding Company, LLC and Certain of Its Affiliates

Residential Capital, LLC (“ResCap”), the ultimate parent company of Residential Funding Company, LLC (“RFC”), indirectly owns all of the equity of both Homecomings Financial, LLC (“Homecomings”), the initial subservicer, and GMAC Mortgage, LLC (“GMACM”), and has restructured the operations of both Homecomings and GMACM.  As a result of such restructuring on September 24, 2007, Homecomings, as subservicer for RFC, transferred its servicing platform and certain employees responsible for the servicing function to its affiliate GMACM.

On April 1, 2008, the primary servicing function for all of the mortgage loans previously serviced by GMACM, as subservicer for RFC, was transferred to Aurora Loan Services LLC (“Aurora”).  Aurora will service the related mortgage loans in accordance with the servicing provisions set forth in the applicable servicing agreement.  See “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loan—Transfer of Servicing to Aurora Loan Services LLC”.  However, RFC, as originator, maintains its obligation to repurchase mortgage loans with respect to which a breach of a representation or a warranty has occurred.  Those representations are summarized in “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans” in the prospectus supplement.  The following paragraphs describe certain rating actions taken with respect to RFC and certain of its affiliates.

On November 21, 2007, Moody’s Investors Service, Inc. (“Moody’s”), reduced the servicer quality rating (“SQ”) of RFC as a master servicer of residential mortgage loans to SQ1- from SQ1 and placed these ratings on review for possible further downgrade.  The downgrade was prompted by Moody's rating action on the senior unsecured debt rating of the parent corporation, ResCap, which was downgraded on November 1, 2007, to Ba3 from Ba1.  Based on the rating action, Moody's lowered its servicing stability assessment for the master servicing operations to average from above average.  The senior unsecured debt rating of ResCap was downgraded to B2 on February 5, 2008.  No assurance can be given that this reduction of the rating on the senior unsecured debt of Residential Capital, LLC to B2 will not adversely affect RFC's current SQ rating.  Moody’s maintains a negative outlook with respect to the ratings of ResCap.

On December 12, 2007, Fitch Ratings (“Fitch”) withdrew its residential servicer ratings for both GMACM, indicated above, and Homecomings Financial, LLC and assigned a residential primary subservicer rating and residential primary servicer rating for prime and Alt-A products of RPS2+ to ResCap.  This rating takes into consideration the servicing capabilities of GMACM and reflects the financial rating of ResCap.

On February 22, 2008, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”), reduced the counterparty long term credit rating of ResCap, from BB+ to B, and reduced the counterparty short term credit rating of ResCap from B to C. Standard & Poor’s also assigned a negative rating outlook ResCap.

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On March 3, 2008, Fitch reduced the long term issuer default rating of ResCap from BB+ to BB-.  Fitch downgraded ResCap’s senior and subordinated debt to B+ and B-, respectively.  Fitch also assigned the status of ratings watch negative outlook to ResCap.

On May 27, 2008, Fitch downgraded ResCap’s residential mortgage servicer ratings as follows:

•	Primary servicer for prime product from RPS2+ to RPS3;

•	Primary servicer for Alt-A product from RPS2+ to RPS3;

•	Primary servicer for subprime product from RPS2 to RPS3-;

•	Primary servicer for high loan-to-value product from RPS2 to RPS3-;

•	Primary servicer for home equity/home equity lines of credit product from RPS2 to RPS3-;

•	Primary specialty-subservicer from RPS2+ to RPS3;

•	Special servicer from RSS2+ to RSS3-; and

•	Master servicer from RMS2+ to RMs3-.

Recent Developments in Respect of Residential Capital, LLC

Pursuant to a Form 8-K filed on May 5, 2008 (the “May 5th Announcement”), ResCap, the ultimate parent company of RFC, one of the originators, announced that it is highly leveraged relative to its cash flow and that its liquidity position has been declining.  The May 5th Announcement also provides that there is a significant risk that ResCap will not be able to meet its debt service obligations, certain financial covenants in its credit facilities and be in a negative liquidity position in June 2008.  In addition, ResCap has announced that it expended a significant amount of its available cash in recent weeks.  The May 5th Announcement provides that ResCap has approximately $4.4 billion of unsecured long-term debt maturing during the remainder of 2008, consisting of approximately $1.2 billion aggregate principal amount of notes due in June 2008, approximately $1.8 billion of outstanding borrowing under its term loan due in July 2008, and approximately $1.1 billion aggregate principal amount of notes due in November 2008.  Additionally, the May 5th Announcement states that ResCap had approximately $15.6 billion of secured, short-term debt outstanding as of December 31, 2007 with various maturities dates in 2008.

ResCap further announced that it is conducting and negotiating various debt tender and exchange offers, and other financial transactions, to improve its financial position.  The May 5th Announcement provides that even if ResCap is successful in implementing all of the financial transactions it is contemplating, it will be required, in order to satisfy its liquidity needs and comply with anticipated covenants to be included in the new financial agreements requiring maintenance of minimum cash balances, to consummate in the near term, certain asset sales or other capital generating actions over and above ResCap’s normal mortgage finance activities, to provide additional cash of approximately $600 million by June 30, 2008.  The May 5th Announcement provides that asset liquidation initiatives may include, among other things, sale of retained interest in ResCap’s mortgage securitizations, marketing of loans secured by time share receivables, marketing of ResCap’s U.K. and Continental Europe mortgage loan

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portfolios, whole loan sales and marketing of businesses and platforms that are unrelated to ResCap’s core mortgage finance business.  Moreover, the May 5th Announcement provides that the amount of liquidity ResCap will need may be greater than currently anticipated as a result of additional factors and events (such as interest rate fluctuations and margin calls) that increase ResCap’s cash needs causing ResCap to be unable to independently satisfy its near-term liquidity requirements.

According to the May 5th Announcement, ResCap incurred significant losses in the first quarter of 2008 and its ratings from four rating agencies were negatively impacted.  Additionally, the May 5th Announcement states that changes in the business environment and ResCap’s performance may further negatively impact its ratings.  The May 5th Announcement states that currently all four rating agencies have places ResCap on negative watch, reflecting the credit agencies’ concern that, among other things, continued stresses in the mortgage markets will continue to present financial challenges to ResCap in the near term.  According to the May 5th Announcement on February 5, February 22, March 3, April 23, April 24, April 29, and May 2 ratings downgrades were announced by all four rating agencies. The May 5th Announcement provides that if the current ratings continue in effect or the ratings are further downgraded, it could increase the interest rate that ResCap would have to pay to raise money in the capital markets, making it more expensive for ResCap to borrow money and adversely impacting its access to capital.

Transfer of Servicing to Aurora Loan Services LLC

On April 1, 2008, the primary servicing function for all of the loans previously serviced by GMACM (the “GMACM Loans”) was transferred to Aurora Loan Services LLC (“Aurora”), in accordance with the provisions of the applicable Servicing Agreement and GMACM ceased to subservice the GMACM Loans.  For additional information regarding the primary servicing experience of Aurora Loan Services LLC, see “Aurora Loan Services LLC” below.

Notwithstanding anything to the contrary in the accompanying Prospectus Supplement, the following section is added following the new section referred to above entitled “Recent Developments in Respect of Residential Capital, LLC”:

AURORA LOAN SERVICES LLC

On April 1, 2008, the primary servicing function for all of the GMACM Loans was transferred to Aurora.  Aurora was incorporated in Delaware on May 15, 1997 and was converted to a limited liability company on January 1, 2005.  Aurora is a wholly owned subsidiary of Lehman Brothers Bank, FSB.  Aurora’s executive offices are located at 10350 Park Meadows Drive, Littleton, Colorado 80124.

 Servicing

Total Portfolio

Aurora’s centralized loan servicing facility is located at 2617 College Park, Scottsbluff, Nebraska 69361.  It has an additional loan servicing facility at 10350 Park Meadows Drive, Littleton, Colorado 80124.  Aurora has also recently opened a facility in Indianapolis which currently provides customer and collection services.  Aurora has been engaged in the business of servicing residential mortgage loans since 1997.  It has been approved to service mortgage

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loans for Ginnie Mae, Fannie Mae and Freddie Mac and to service mortgage loans insured by the FHA and guaranteed by the VA.

The following tables set forth certain information regarding Aurora’s total loan servicing and subservicing portfolio.

	At December 31, 2005		At December 31, 2006
Type of Loan	Number of Loans	Principal Balance	Number of Loans		Principal Balance
		(in millions)			(in millions)
Conventional	61,309	$ 8,881	85,750		$ 15,356
Conventional Alt-A	261,125	$62,067	306,113		$ 73,588
Conventional Alt-B(5)	-	-	-		-
Subprime	7,443	$ 1,267	10,749		$ 1,943
Government Insured or Guaranteed(1)	9,131	$ 654	7,081		$ 497
Home Express(2)	16,582	$ 1,714	10,896		$ 1,070
SBA Disaster Loans(3)	36,737	$ 629	30,812		$ 521
Scratch & Dent(4) (5)	-	-	-		-
Home Equity Lines of Credit	157	$ 8	172		$ 8
Total Portfolio	392,484	$75,220	451,573		$ 92,983
	At December 31, 2007(5)		At March 31, 2008
Type of Loan	Number of Loans	Principal Balance	Number of Loans		Principal Balance
		(in millions)			(in millions)
Conventional	61,237	$ 14,133	60,590		$ 14,429
Conventional Alt-A	266,661	$ 68,815	259,921		$ 67,296
Conventional Alt-B(5)	150,619	$ 27,791	144,621		$ 26,761
Subprime	12,724	$ 2,050	11,015		$ 1,810
Government Insured or Guaranteed(1)	336	$ 22	318	(6)	$ 20	(6)
Home Express(2)	-	$ 0	-		$ 0
SBA Disaster Loans(3)	26,208	$ 435	25,311		$ 419
Scratch & Dent(4)(5)	4,646	$ 792	4,299		$ 736
Home Equity Lines of Credit	129	$ 7	128		$ 7
Total Portfolio	522,560	$114,045	506,203		$111,477
__________________

(1)
‘Government insured or guaranteed’ means mortgage loans that were originated under the guidelines of the Federal Housing Administration, the Department of Veterans Affairs or the Rural Housing and Community Development Service.

(2)
‘Home Express’ means mortgage loans that were originated by Aurora pursuant to underwriting guidelines that had less restrictive standards for mortgage loan applicants than for applicants of conventional mortgage loans.  These guidelines included reduced  documentation requirements (including the allowance of stated incomes), a streamlined documentation analysis (such as relying solely on credit score of the applicant for credit eligibility) and elevated loan-to-value ratios.  These mortgage loans had primary mortgage insurance and pool insurance policy coverage, which insured the loans to a 50% loan-to-value ratio.  As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  All mortgage loans that were classified prior to January 2007 as “Home Express” mortgage loans are from and after January 2007 classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”
.

(3)
‘SBA Disaster Loans’ means those mortgage loans that were originated through the U.S. Small Business Administration but do not maintain any Small Business Administration guaranty.  Certain SBA Disaster Loans are loans that are not secured by real estate and others that are not secured by any other real or personal property.

(4)
‘Scratch and Dent’ means mortgage loans that contain any one or more defects resulting from (i) mortgage loans that were not underwritten in accordance with the originator's implemented credit guidelines, (ii) deficiencies in the mortgage loan’s documentation, (iii) failures by the originator to adhere to applicable laws and regulations, (iv) irregular payment history or (v) borrower defaults.

(5)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  Mortgage loans within these two categories were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories.  Therefore, the number of mortgage loans and

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principal balance of mortgage loans categorized within a particular category that existed prior to January 2007 may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

(6)
At March 31, 2008 Aurora was the named servicer of an additional 6,042 government insured or guaranteed mortgage loans, representing an unpaid principal balance of approximately $512 million, the servicing responsibilities with respect to which are performed by a third-party subservicer engaged by Aurora.

The following table provides Aurora’s outstanding advances and servicing advances:

	At December 31, 2005	At December 31, 2006	At December 31, 2007(1)	At March 31, 2008
Portfolio	Advance Balance	Advance Balance	Advance Balance	Advance Balance
Conventional	$17,706,788	$ 31,095,883	$ 30,592,034	$ 44,252,911
Conventional Alt-A	$24,810,189	$ 73,088,541	$ 89,069,819	$113,515,915
Conventional Alt-B(1) (2)	-	-	$145,403,816	$201,766,096
Express(2)	$ 2,222,664	$ 1,524,941	-	-
Government	$28,014,484	$ 17,823,996	$ 5,621,995	$ 5,040,353
HELOC	$ 4,639	$ 3,969	$ 210	$ 243
SBA	$ 5,250,499	$ 4,992,823	$ 1,127,875	$ 1,342,307
Subprime	$ 3,795,379	$ 7,544,466	$ 18,969,688	$ 35,631,306
Scratch & Dent(1) (2)	-	-	$ 11,945,372	$ 12,414,782
Total	$81,804,642	$136,074,618	$302,730,809	$413,963,913
__________________
(1)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  Mortgage loans within these two categories were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories.  Therefore, the outstanding advances with respect to mortgage loans categorized within a particular category that existed prior to January 2007 may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

(2)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  All mortgage loans that were classified prior to January 2007 as “Home Express” mortgage loans are from and after January 2007 classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

Aurora’s servicing procedures include collecting and posting payments for each mortgage loan, verifying that payments are made according to the terms of the mortgage note and servicing each mortgage loan in accordance with the terms of the applicable servicing agreement, including through the establishment and use of servicing accounts and escrow accounts.  Aurora also utilizes standardized escrow analysis procedures and employs outside vendors to ensure the appropriate payment of flood and homeowner’s insurance and property taxes.  Mortgagors can obtain account information on the phone, including through the use of a voice response unit system, via Aurora’s website and in person at certain of Aurora’s loan servicing facilities.

Aurora’s servicing procedures have been modified as its mortgage loan portfolio has changed from a portfolio consisting largely of government insured or guaranteed mortgage loans (which are mortgage loans that were originated under the guidelines of the Federal Housing Administration, the Department of Veterans Affairs or the Rural Housing and Community Development Service) to a portfolio consisting largely of non-government mortgage loans, such as conventional, conventional Alt-A, conventional Alt-B and subprime mortgage loans.  Included among these changes are a heightened emphasis on Aurora’s home retention group, which seeks to mitigate losses on mortgage loans in bankruptcy and foreclosure.  Aurora has placed a special emphasis on servicing subprime mortgage loans with respect to resolution

S2-13

and recovery.  Aurora similarly has emphasized its real-estate owned property management and liquidation processes.

Aurora generally will be obligated to make Advances and servicing advances to the extent that such Advances or servicing advances, in its reasonable judgment, are recoverable from future payments and collections, insurance payments or proceeds of liquidation of the related Mortgage Loan.  As of December 31, 2005, December 31, 2006, December 31, 2007 and March 31, 2008, Aurora had outstanding Advances and servicing advances of approximately $81,804,642, $136,074,618, $302,730,809 and $413,963,913 respectively.

The below delinquency, foreclosure and loss experience statistics represent the recent experience of Aurora. The loans in Aurora’s servicing portfolio may differ significantly from the Mortgage Loans in any securitization transaction. The actual loss and delinquency experience on the GMACM Loans will depend, among other things, on the value of the related mortgaged properties securing such GMACM Loans and the ability of borrowers to make required payments. There can be no assurance, and no representation is made, that the delinquency experience with respect to the GMACM Loans will be similar to that reflected in the tables above, nor is any representation made as to the rate at which losses may be experienced on liquidation of defaulted GMACM Loans.

The likelihood that borrowers will become delinquent in the payment of their mortgage loans and the rate of any subsequent foreclosures may be affected by a number of factors related to borrowers’ personal circumstances, including, for example, unemployment or change in employment (or in the case of self-employed borrowers or borrowers relying on commission income, fluctuations in income), marital separation and a borrower’s equity in the related mortgaged property. In addition, delinquency and foreclosure experience may be sensitive to adverse economic conditions, either nationally or regionally, may exhibit seasonal variations and may be influenced by the level of interest rates and servicing decisions on the applicable mortgage loans. Regional economic conditions (including declining real estate values) may particularly affect delinquency and foreclosure experience on mortgage loans to the extent that mortgaged properties are concentrated in certain geographic areas.

When Aurora receives notice that a mortgagor has filed for protection under the provisions of the Bankruptcy Code, and related rules and regulations promulgated thereunder, Aurora codes and monitors such mortgage loan for the purposes of: avoiding a violation of the automatic stay, protecting mortgage loan assets during all bankruptcy proceedings and managing all bankruptcy timelines.  Related activities include monitoring attorney performance and trustee funds, filing motions for relief of stay and ensuring that funds received are posted according to the bankruptcy plan.

When a mortgage loan becomes a ‘high risk asset’ (such as a real-estate owned property, a mortgage loan seized in a drug related or other litigation matter or a mortgage loan being repurchased from a trust fund), a loan level review and analysis is performed to determine the best strategy for resolution.  This review is designed to minimize risk and maximize recovery.  Aurora manages the holding and sale of real-estate owned properties, including determining asset values and executing a market analysis of the property, developing a marketing plan with the goal of maximizing recovery, minimizing property hold time and overseeing third party vendors providing any related functions.  Each real-estate owned property is assigned a team consisting of an asset manager and assistant who creates the marketing plan, develops an initial list price and considers price reductions as necessary and negotiates for the highest and best offer on such property.

S2-14

Conventional Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent conventional mortgage loans in accordance with a generally prescribed timeline of activities.  Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors.  This analysis includes items such as a mortgagor’s payment history and risk scoring.  The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type.  If a mortgage loan in default has primary mortgage insurance, the primary mortgage insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines.  Aurora seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency.  Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency.  Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted.  Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of a conventional mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history.  Aurora also mails a late charge billing statement and delinquency notice to the mortgagor.  In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt.  Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency.  Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property.  By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional.  Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company.  Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee.

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis.  At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor.  Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

S2-15

Throughout the foreclosure process, Aurora acts in accordance with applicable laws.  Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee.  Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer.  Aurora also makes monthly reports to such insurer when applicable.  Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines.  When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties.  The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of the foreclosure sale within thirty days of Aurora’s receipt of the proceeds.  A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to conventional mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

S2-16

Delinquencies and Foreclosures
(Dollars in Millions)(1) (4)

Conventional

	At December 31, 2005			At December 31, 2006
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	61,309	$8,880.54		85,736	$15,353.12
Period of delinquency (2)
30 to 59 days	1,462	$204.53	2.30%	3,508	$628.01	4.09%
60 to 89 days	466	$67.84	0.76%	1,125	$208.45	1.36%
90 days or more	609	$81.08	0.91%	1,077	165.04	1.07%
Total delinquent loans(2)	2,537	$353.45	3.98%	5,710	$1,001.50	6.52%
Loans in foreclosure (excluding bankruptcies)	1,044	$153.32	1.73%	2,425	$484.09	3.15%
Loans in bankruptcy	819	93.12	1.05%	676	$89.36	0.58%
Total	4,400	$599.89	6.76%	8,811	$1,574.95	10.26%

	At December 31, 2007(4)			At March 31, 2008
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	61,237	$14,133.42		60,590	$14,428.64
Period of delinquency (2)
30 to 59 days	2,512	$509.56	3.61%	2,136	$459.57	3.19%
60 to 89 days	1,032	$214.26	1.52%	1,051	$253.45	1.76%
90 days or more	845	$183.14	1.30%	821	$185.05	1.28%
Total delinquent loans(2)	4,389	$906.96	6.42%	4,008	$898.08	6.22%
Loans in foreclosure (excluding bankruptcies)	2,349	$539.11	3.81%	3,191	$783.41	5.43%
Loans in bankruptcy	615	$88.95	0.63%	645	$101.02	0.70%
Total	7,353	$1,535.02	10.86%	7,844	$1,782.51	12.35%

_______________________

(1)
Total portfolio and delinquency information is for conventional  mortgage loans only, excluding bankruptcies.  The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(2)
The MBS method for conventional loans is used in calculation of delinquency percentage. Under  the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months).

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

(4)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Mortgage Loans”.  Therefore, the delinquency and foreclosure information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

S2-17

Loan Loss Experience
(Dollars in Millions) (4) (5)

Conventional

	For the year ended		For the year ended
	At December 31, 2005		At December 31, 2006
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	48,053	$7,494.87	72,671	$13,149.81
Net Losses(2) (3)	471	$16.03	488	$18.17
Net Losses as a Percentage of Total Portfolio		0.21%		0.14%

	For the year ended		For the quarter ended
	At December 31, 2007(5)		At March 31, 2008
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	56,155	$13,186.04	56,965	$13,708.99
Net Losses(2) (3)	496	$23.31	139	$8.91
Net Losses as a Percentage of Total Portfolio		0.18%		0.06%
____________________
(1)	"Total Portfolio" is the aggregate principal balance of the securitized Conventional mortgage loans on the last day of the period.

(2)
“Net Losses” means Gross Losses minus Recoveries. “Gross Losses” are actual losses incurred on liquidated properties for each respective period. Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation. “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds. Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)
Net Losses includes loans on which the trust experienced foreclosure loss or gain. Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated. If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated. Accordingly, the Net Losses reported in the table may change in future periods.

(4)	The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(5)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Mortgage Loans”. Therefore, the loan loss information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

Conventional Alt-A Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent Alt-A mortgage loans in accordance with a generally prescribed timeline of activities.  Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors.  This analysis includes items such as a mortgagor’s payment history and risk scoring.  The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type.  If a mortgage loan in default has primary mortgage insurance, the primary mortgage insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines.  Aurora

S2-18

seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency.  Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency.  Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted.  Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of an Alt-A mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history.  Aurora also mails a late charge billing statement and delinquency notice to the mortgagor.  In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt.  Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency.   Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property.  By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional.  Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company.  Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee.

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis.  At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor.  Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

Throughout the foreclosure process, Aurora acts in accordance with applicable laws.  Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee.  Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer.  Aurora also makes monthly reports to such insurer when applicable.  Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines.  When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties.  The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of the foreclosure sale within thirty days of Aurora’s receipt of the proceeds.  A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

S2-19

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to Alt-A mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

S2-20

Delinquencies and Foreclosures
(Dollars in Millions)(1) (4)

Conventional Alt-A

	At December 31, 2005			At December 31, 2006
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	261,125	$62,066.75		306,127	$73,590.40
Period of delinquency (2)
30 to 59 days	2,789	$680.66	1.10%	6,367	$1,575.58	2.14%
60 to 89 days	604	$149.13	0.24%	1,585	$386.42	0.53%
90 days or more	363	$87.64	0.14%	1,025	$270.41	0.37%
Total delinquent loans(2)	3,756	$917.43	1.48%	8,977	$2,232.41	3.03%
Loans in foreclosure (excluding bankruptcies)	649	$174.28	0.28%	2,633	$701.56	0.95%
Loans in bankruptcy	727	$148.20	0.24%	638	$134.70	0.18%
Total	5,132	$1,239.91	2.00%	12,248	$3,068.67	4.17%

	At December 31, 2007(4)			At March 31, 2008
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	266,661	$68,814.52		259,921	$67,295.75
Period of delinquency (2)
30 to 59 days	7,590	$2,037.60	2.96%	6,971	$1,890.39	2.81%
60 to 89 days	3,556	$1,021.03	1.48%	3,812	$1,079.60	1.60%
90 days or more	3,007	$804.76	1.17%	3,624	$916.55	1.36%
Total delinquent loans(2)	14,153	$3,863.39	5.61%	14,407	$3,886.54	5.78%
Loans in foreclosure (excluding bankruptcies)	7,436	$2,417.60	3.51%	11,637	$3,800.17	5.65%
Loans in bankruptcy	1,007	$248.56	0.36%	1,283	$330.61	0.49%
Total	22,596	$6,529.55	9.48%	27,327	$8,017.31	11.91%

_______________________
(1)
Total portfolio and delinquency information is for conventional Alt-A mortgage loans only, excluding bankruptcies.  The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(2)
The MBS method for conventional loans is used in calculation of delinquency percentage.  Under  the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months).

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

(4)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Alt-A Mortgage Loans”.  Therefore, the delinquency and foreclosure information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Alt-A Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

S2-21

Loan Loss Experience
(Dollars in Millions) (4) (5)

Conventional Alt-A

	For the year ended		For the year ended
	At December 31, 2005		At December 31, 2006
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	236,824	$56,571.95	288,457	$69,608.14
Net Losses(2) (3)	165	$14.85	400	$17.34
Net Losses as a Percentage of Total Portfolio		0.03%		0.02%

	For the year ended		For the quarter ended
	At December 31, 2007(5)		At March 31, 2008
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	254,393	$66,509.18	246,529	$64,691.33
Net Losses(2) (3)	474	$23.22	231	$$14.67
Net Losses as a Percentage of Total Portfolio		0.03%		0.02%

____________________
(1)	"Total Portfolio" is the aggregate principal balance of the securitized Conventional Alt-A mortgage loans on the last day of the period.

(2)
“Net Losses” means Gross Losses minus Recoveries.  “Gross Losses” are actual losses incurred on liquidated properties for each respective period.  Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation.   “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds.  Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)
Net Losses includes loans on which the trust experienced foreclosure loss or gain.  Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated.  If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated.  Accordingly, the Net Losses reported in the table may change in future periods.

(4)	The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(5)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Alt-A Mortgage Loans”.  Therefore, the loan loss information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Alt-A Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

Conventional Alt-B Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent Alt-B mortgage loans in accordance with a generally prescribed timeline of activities.  Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors.  This analysis includes items such as a mortgagor’s payment history and risk scoring.  The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type.  If a mortgage loan in default has primary mortgage insurance, the primary mortgage

S2-22

insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines.  Aurora seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency.  Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency.  Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted.  Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of an Alt-B mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history.  Aurora also mails a late charge billing statement and delinquency notice to the mortgagor.  In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt.  Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency.   Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property.  By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional.  Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company.  Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee.

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis.  At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor.  Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

Throughout the foreclosure process, Aurora acts in accordance with applicable laws.  Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee.  Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer.  Aurora also makes monthly reports to such insurer when applicable.  Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines.  When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties.  The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of

S2-23

the foreclosure sale within thirty days of Aurora’s receipt of the proceeds.  A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to Alt-B mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

S2-24

Delinquencies and Foreclosures
(Dollars in Millions)(1)

Conventional Alt-B

	At December 31, 2007			At March 31, 2008
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	150,619	$27,791.19		144,621	$26,760.90
Period of delinquency (2)
30 to 59 days	8,848	$1,754.86	6.31%	7,591	$1,509.62	5.64%
60 to 89 days	4,814	$1,013.61	3.65%	4,459	$959.95	3.59%
90 days or more	7,262	$1,190.53	4.28%	7,097	$1,081.10	4.04%
Total delinquent loans(2)	20,924	$3,959.00	14.25%	19,147	$3,550.67	13.27%
Loans in foreclosure (excluding bankruptcies)	11,686	$3,195.25	11.50%	16,619	$4,452.01	16.64%
Loans in bankruptcy	1,400	$259.03	0.93%	1,751	$335.29	1.25%
Total	34,010	$7,413.28	26.67%	37,517	$8,337.97	31.16%

_______________________
(1)
Total portfolio and delinquency information is for conventional Alt-B mortgage loans only, excluding bankruptcies.  The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.  As of January 2007, Aurora began classifying certain residential mortgage loans as “Conventional Alt-B Mortgage Loans”.  Mortgage loans within this category were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories.

(2)
The MBS method for conventional loans is used in calculation of delinquency percentage.  Under  the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months).

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

Loan Loss Experience
(Dollars in Millions) (4)

Conventional Alt-B

	For the year ended		For the quarter ended
	At December 31, 2007		At March 31, 2008
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	132,934	$25,884.07	127,687	$24,870.11
Net Losses(2) (3)	1,061	$54.83	562	$38.58
Net Losses as a Percentage of Total Portfolio		0.21%		0.16%
_________________________
(1)	"Total Portfolio" is the aggregate principal balance of the securitized Conventional Alt-B mortgage loans on the last day of the period.

(2)
“Net Losses” means Gross Losses minus Recoveries.  “Gross Losses” are actual losses incurred on liquidated properties for each respective period.  Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation.   “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds.  Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)
Net Losses includes loans on which the trust experienced foreclosure loss or gain.  Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated.  If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated.  Accordingly, the Net Losses reported in the table may change in future periods.

(4)
The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.  As of January 2007, Aurora began classifying certain residential mortgage loans as “Conventional Alt-B Mortgage Loans”.  Mortgage loans within this category were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories.

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Subprime Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent subprime mortgage loans in accordance with a generally prescribed timeline of activities.  Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors.  This analysis includes items such as a mortgagor’s payment history and risk scoring.  The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type.  If a mortgage loan in default has primary mortgage insurance, the primary mortgage insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines.  Aurora seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency.  Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency.  Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted.  Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of a subprime mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history.  Aurora also mails a late charge billing statement and delinquency notice to the mortgagor.  In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt.  Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency.   Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property.  By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional.  Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company.  Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee or, in securitization transactions that have third party special servicers,  the mortgage loan is referred, instead, to such third party for future servicing.

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis.  At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor.  Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

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Throughout the foreclosure process, Aurora acts in accordance with applicable laws.  Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee.  Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer.  Aurora also makes monthly reports to such insurer when applicable.  Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines.  When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties.  The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of the foreclosure sale within thirty days of Aurora’s receipt of the proceeds.  A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to subprime mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

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Delinquencies and Foreclosures
(Dollars in Millions)(1) (4)

Subprime

	At December 31, 2005			At December 31, 2006
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	7,443	$1,267.31		10,749	$1,943.06
Period of delinquency (3)
30 to 59 days	190	$29.20	2.30%	367	$73.62	3.79%
60 to 89 days	70	$10.88	0.86%	162	$36.65	1.89%
90 days or more	87	$11.74	0.93%	75	$9.68	0.50%
Total delinquent loans(3)	347	$51.81	4.09%	604	$119.95	6.17%
Loans in foreclosure (excluding bankruptcies)	200	$28.88	2.28%	388	$79.30	4.08%
Loans in bankruptcy	186	$16.48	1.30%	146	$16.13	0.83%
Total	733	$97.17	7.67%	1,138	$215.38	11.08%

	At December 31, 2007(4)			At March 31, 2008
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	12,724	$2,049.75		11,015	$1,809.76
Period of delinquency (2)
30 to 59 days	624	$109.36	5.34%	473	$84.91	4.69%
60 to 89 days	351	$70.58	3.44%	307	$62.65	3.46%
90 days or more	556	$64.02	3.12%	533	$61.18	3.38%
Total delinquent loans(2)	1,531	$243.96	11.90%	1,313	$208.74	11.53%
Loans in foreclosure (excluding bankruptcies)	1,379	$343.75	16.77%	1,707	$417.84	23.09%
Loans in bankruptcy	279	$42.85	2.09%	273	$41.52	2.29%
Total	3,189	$630.56	30.76%	3,293	$668.10	36.92%

_______________________
(1)
Total portfolio and delinquency information is for subprime mortgage loans only, excluding bankruptcies.  The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(2)
The ABS method for subprime loans is used in calculation of delinquency percentage.  Under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more.  The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

(4)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  Certain mortgage loans within these two categories were classified, prior to January 2007, as “Subprime Mortgage Loans”.  Therefore, the delinquency and foreclosure information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Subprime Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

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Loan Loss Experience
(Dollars in Millions)(4) (5)

Subprime

	For the year ended		For the year ended
	At December 31, 2005		At December 31, 2006
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	6,869	$1,196.26	8,879	$1,589.47
Net Losses(2) (3)	77	$2.20	94	$3.09
Net Losses as a Percentage of Total Portfolio		0.18%		0.19%

	For the year ended		For the quarter ended
	At December 31, 2007(5)		At March 31, 2008
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	11,056	$1,848.58	9,681	$1,670.81
Net Losses(2) (3)	245	$12.54	92	$7.39
Net Losses as a Percentage of Total Portfolio		0.68%		0.44%
____________________
(1)	"Total Portfolio" is the aggregate principal balance of the securitized Subprime mortgage loans on the last day of the period.

(2)
“Net Losses” means Gross Losses minus Recoveries.  “Gross Losses” are actual losses incurred on liquidated properties for each respective period.  Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation.   “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds.  Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)
Net Losses includes loans on which the trust experienced foreclosure loss or gain.  Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated.  If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated.  Accordingly, the Net Losses reported in the table may change in future periods.

(4)	The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(5)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”.  Certain mortgage loans within these two categories were classified, prior to January 2007, as “Subprime Mortgage Loans”.  Therefore, the loan loss information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Subprime Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

Recent Developments in Respect of Countrywide

Pursuant to a Form 8-K filed on August 16, 2007 as amended by a Form 8-K/A filed on August 17, 2007 (together, the “August 16th Announcement”), Countrywide Financial Corporation (“Countrywide”), the parent of Countrywide Home Loans Servicing LP, one of the servicers, and Countrywide Home Loans, Inc. (“CHL”), one of the originators, announced that it supplemented its funding liquidity position by drawing on an $11.5 billion credit facility.  According to the August 16th Announcement, Countrywide has accelerated its plans to migrate its mortgage production operations into Countrywide Bank, FSB.

Pursuant to a Form 8-K filed on August 23, 2007 (the “August 23rd Announcement”), Countrywide announced that it received a $2 billion strategic equity investment from Bank of America Corporation (“Bank of America”), a parent of Bank of America, National Association,

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which was completed and funded on August 22, 2007.  Countrywide stated that Bank of America, N.A. invested $2 billion in the form of a non-voting convertible preferred security yielding 7.25% annually.  According to the August 23rd Announcement, the security can be converted into common stock at $18 per share, with resulting shares subject to restrictions on trading for 18 months after conversion.  Countrywide provided additional detailed information regarding Bank of America’s equity investment pursuant to a Form 8-K filed on August 28, 2007.

On August 24, 2007 Fitch, Inc. (“Fitch”) downgraded CHL’s primary servicer rating for Atl-A and subprime products from RPS1 to RPS1-.  Fitch also placed the servicer ratings of CHL on Rating Watch Evolving.  Fitch affirmed CHL’s primary servicer rating of RPS1 for prime product.

In a statement made on September 27, 2007 (the “September 27th Statement”) Moody's Investors Service (“Moody’s”) announced that it had placed on review for possible downgrade the “SQ1” rating of CHL as a primary servicer of prime loans.  In addition, Moody's has downgraded CHL's servicer quality ratings as a primary servicer of subprime, government insured, and second lien residential mortgage loans and as a special servicer to “SQ1-” from “SQ1”.  Moody's has also placed these ratings on review for possible further downgrade.  In the September 27th Statement, Moody's also assigned the above ratings to Countrywide Home Loan Servicing, LP.

On November 9, 2007, Countrywide filed its Quarterly Report on Form 10-Q for the nine-month period ending September 30, 2007 (the “Quarterly Report”).  In the Quarterly Report, Countrywide disclosed, among other things, the following:

•	As of September 30, 2007, it was fully drawn on all of its revolving credit facilities.

•
Disruption in the capital markets during the third quarter of 2007 caused a severe lack of liquidity for non-agency loans held for sale and mortgage-backed securities, which resulted in losses on the sale or write-downs of such loans and securities that aggregated to approximately $1.0 billion in the third quarter of 2007.

•
Marketplace concerns about the credit performance of securitized mortgage loans and the worsening credit performance of Countrywide’s mortgage loans influenced its results for the nine-month period ending September 30, 2007.  Countrywide recorded a net loss of $1.2 billion for the quarter ended September 30, 2007 and a net loss of $281.6 million for the nine-months ended September 30, 2007.

Pursuant to a Form 8-K filed on January 11, 2008 (the “January 11th Announcement”) Bank of America Corporation and Countrywide announced that it had entered into a definitive agreement providing for the purchase of Countrywide and its subsidiaries (which include the Servicer, Countrywide Home Loans Servicing LP) by Bank of America Corporation.  The merger is subject to customary closing conditions, including regulatory and Countrywide stockholder approvals.  No assurance can be given that the necessary approvals will be obtained, that the conditions to closing will be satisfied or that the transaction will close.

In a statement made on February 4, 2008, Standard and Poor's Ratings Services (“S&P”) announced that it had placed its “Strong” residential loan, subprime, subordinate-lien, and special servicer rankings assigned to CHL on “CreditWatch with negative implications”. S&P stated that the “CreditWatch” placements reflect increased scrutiny of the company's servicing practices by various Federal and state enforcement agencies including the office of the U.S. Trustee and the office of the Florida Attorney General.

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Pursuant to an annual report on Form 10-K (the “Annual Report”) filed by Countrywide on February 29, 2008, Countrywide stated that various lawsuits alleging claims for derivative relief on behalf of Countrywide and securities, retirement plan, and other class action suits have recently been brought against it and certain current and former officers, directors and retirement plan administrators in either federal district court in Los Angeles, California, or state superior court in Los Angeles, or state court in Delaware.  In the Annual Report, Countrywide stated that among other things, these lawsuits allege breach of state law fiduciary duties and violation of the federal securities laws and the Employee Retirement Income Security Act of 1974 (“ERISA”).  Countrywide stated that these cases allege, among other things, that Countrywide did not disclose complete and accurate information about mortgage lending practices and financial condition.  Countrywide stated that shareholder derivative cases brought in federal court are brought on Countrywide's behalf and do not seek recovery of damages from Countrywide.

In the Annual Report Countrywide stated that two consolidated cases alleging claims for derivative relief on behalf of Countrywide are also pending in federal district court in Delaware, and allege, among other things, that certain of Countrywide's proxy filings contain incorrect statements relating to the compensation of the Chief Executive Officer.

In the Annual Report Countrywide stated that various class action lawsuits relating to the proposed merger with Bank of America have been filed in the state courts of California and Delaware on behalf of a proposed class of shareholders against Countrywide, Countrywide's directors and Bank of America.  Countrywide stated that the class action lawsuits filed in state court in California have been removed to federal court in Los Angeles and that these lawsuits allege that Countrywide's directors breached their fiduciary duties to Countrywide's shareholders by entering into the merger agreement with Bank of America and that Bank of America allegedly aided and abetted those alleged breaches.  Countrywide stated that, similarly, the plaintiffs in the shareholder derivative lawsuits brought in California state and federal court recently have amended their complaints to add similar class action allegations relating to the proposed merger with Bank of America.

In the Annual Report Countrywide stated that it is difficult to predict the resulting outcome of these proceedings, particularly where investigations and proceedings are in early stages.  Countrywide stated that given the inherent difficulty in predicting the outcome of legal proceedings, Countrywide cannot estimate losses or ranges of losses for legal proceedings where there is only a reasonable possibility that a loss may be incurred, such as those discussed in the two immediately preceding paragraphs.  Countrywide stated that it provides for potential losses that may arise out of legal proceedings to the extent such losses are deemed probable and can be estimated.  Countrywide stated that although the ultimate outcome of the legal proceedings discussed above cannot be ascertained at this time, Countrywide believes that any resulting liability will not materially affect the consolidated financial position; such resolution, however, could be material to operating results for a particular future period depending upon the outcome of the proceedings and the operating results for a particular period.  Countrywide stated that its assessment is based, in part, on the existence of insurance coverage.

In an Amendment No. 1 on Form S-4/A to Form S-4 of Bank of America filed on March 27, 2008 (the “March 27th Announcement”), Bank of America disclosed in a draft letter to Countrywide’s shareholders (the “Preliminary Proxy Statement”) that on January 11, 2008 Countrywide and Bank of America Corporation announced a business combination in which Countrywide would merge with a subsidiary of Bank of America. The Preliminary Proxy Statement further provides that if the merger is completed, each Countrywide’s shareholder will

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have a right to receive 0.1822 of a share of Bank of America common stock for each share of Countrywide’s common stock it holds immediately prior to the merger.  The value of the merger consideration will fluctuate with the market price of Bank of America common stock.  The Preliminary Proxy Statement provides that the merger cannot be completed unless Countrywide’s common stockholders approve the merger agreement and that Countrywide’s board of directors unanimously recommends that Countrywide’s stockholders vote for approval and adoption of the merger agreement.  In addition, it is provided in the Preliminary Proxy Statement, among other things:

•
that Bank of America, Countrywide and Countrywide’s directors and officers are named parties to a number of pending legal actions relating to the merger in California and Delaware state and federal courts;

•	that the shares of Bank of America common stock to be received by Countrywide stockholders as a result of the merger will have different rights from the shares of Countrywide common stock;

•	that the board of directors of Bank of America met and approved the proposed transaction;

•
that regulatory approvals are required to complete the transactions contemplated by the merger agreement, including approvals from the Federal Reserve Board, state mortgage banking and insurance authorities, and various other federal, state and foreign regulatory authorities; and

•
that the respective obligations of Bank of America and Countrywide under the merger agreement are subject to the fulfillment or waiver of certain other conditions set forth in the Preliminary Proxy Statement.

In a statement made on May 5, 2008 (the “May 5th Statement”) Fitch announced it has placed all ratings of Countrywide on Rating Watch Evolving, removing them from Rating Watch Positive. The May 5th Statement provides that the Rating Watch Evolving reflects further disclosure surrounding Bank of America's treatment of Countrywide debt following the acquisition. The statement indicates that while Fitch continues to believe that bank of America’s acquisition of Countrywide will likely close, the rating action considers uncertainty over the transaction's final structure.

The May 5th Statement indicates that as disclosed in Bank of America’s amended S-4 filed on May 1, 2008, Bank of America left open the possibility that any remaining Countrywide debt could remain obligations of Countrywide and not of Bank of America. Further, the statement indicates that Bank of America made no assurances that such debt would be redeemed, assumed or guaranteed. The May 5th Statement provides that any structure that does not result in Bank of America’s full support of Countrywide could result in some or all Countrywide ratings being notched below those of Bank of America, with the potential for significant notching, including Countrywide debt being downgraded below its current level. Conversely, the statement provides, depending upon the ultimate structure, some or all of Countrywide's ratings could be equalized with Bank of America ratings. The May 5th Statement indicates that Bank of America is currently rated AA/F1+, Rating Watch Negative by Fitch.

The May 5th Statement further indicates that Countrywide's ratings had been on Rating Watch Positive pending the acquisition of Countrywide by Bank of America, announced in January 2008. The statement also provides that since January 2008, Bank of America has

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repeatedly indicated its expectation that the transaction will be completed and Fitch continues to believe that the probability that the transaction is completed remains extremely high. However, the May 5th Statement indicates, Bank of America has been unusually silent regarding the ultimate structure of the transaction.

The May 5th Statement indicates that Countrywide's results have deteriorated further as the residential mortgage sector continues to weaken. The May 5th Statement provides that given Countrywide's operating difficulties and the stressed environment, Countrywide's ratings would likely be downgraded absent the capital and liquidity support already provided by Bank of America, and more likely still if the merger is not consummated.

•	The information under the section entitled “Legal Proceedings” on page S-101 of the Prospectus Supplement is hereby deleted and replaced with the following:

In recent Form 424(b)(3) filings (“Filings”) by Residential Accredit Loans, Inc. (“RALI”), RALI states that RFC, one of the originators, and GMAC Mortgage, LLC (“GMACM”), one of RFC’s affiliates, are currently parties to various legal proceedings arising from time to time in the ordinary course of their businesses, some of which purport to be class actions.  The Filings provide, that based on information currently available, it is the opinion of RFC and GMACM that the eventual outcome of any currently pending legal proceeding, individually or in the aggregate, will not have a material adverse effect on their ability to perform their obligations in relation to the mortgage loans involved in the related securitization transactions.  The Filings state, however, that no assurance, can be given that the final outcome of these legal proceedings, if unfavorable, either individually or in the aggregate, would not have a material adverse impact on RFC or GMACM.  The Filings indicate that any such unfavorable outcome could adversely affect the ability of Residential Funding or GMACM to perform its servicing obligations with respect to the mortgage loans involved in the related securitization transactions.

The Filings state that among the legal proceedings to which RFC is a party is a class action lawsuit that was filed against a lender (Mortgage Capital Resources Corporation), RFC and other parties in state court in Kansas City, Missouri. Plaintiffs asserted violations of the Missouri Second Mortgage Loan Act (“SMLA”), Mo.R.S. Section 408.233, based on the lender's charging or contracting for payment of allegedly unlawful closing costs and fees. The Filings state that the relief sought included a refund of all allegedly illegal fees, the refund of interest paid, and the discounted present value of interest to be paid in the future on active mortgage loans. The Filings state that the plaintiffs also sought prejudgment interest and punitive damages.

The Filings provide that RFC is an assignee of some of the mortgage loans in question. The Filings state that the plaintiffs contended that RFC is strictly liable for the lender’s alleged SMLA violations pursuant to the assignee provisions of the Home Ownership and Equity Protection Act of 1994 (“HOEPA”), 15 U.S.C. Section 1641(d)(1). The Filings state that RFC terminated its relationship with the lender in early May 2000.

The Filings state that in connection with that proceeding, on January 4, 2008, a verdict was returned that RFC pay $4.33 million in actual damages and $92 million in punitive damages.  The Filings indicate that RFC intends to appeal and vigorously contest the punitive damage award. The Filings state that even if the punitive damage award is not reduced upon appeal, RFC's management believes that any liability with respect to this proceeding would not have a material adverse effect on investors in the offered certificates of the related securitization transactions.

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